Exhibit 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

EXPANDS OPERATIONS TO NORTHWESTERN PERMIAN BASIN

Company Commences Well Maintenance Treatments in Northwestern Permian Basin and Continues its Expansion in the Uinta Basin

LITTLE RIVER, S.C., November 20, 2014 – Integrated Environmental Technologies, Ltd. (OTCBB: IEVM) today announced that it has established a production facility in Artesia, New Mexico and has provided Excelyte™ well maintenance treatments on four oil wells for a new customer in the northwestern area of the Permian Basin. This customer has approximately 800 oil producing wells that the Company has targeted for Excelyte well maintenance treatments over the next twelve months. The Company believes that there are approximately 25,000 oil producing wells in the northwestern portion of the Permian Basin that could benefit from Excelyte well maintenance treatments.

The Company also is now providing Excelyte well maintenance treatments on twenty oil producing wells in the Uinta Basin in Utah for one customer and has commenced treatment on two oil producing wells for a second customer. These two customers, on a combined basis, have approximately 2,200 additional oil producing wells in the Uinta Basin that the Company has targeted for Excelyte well maintenance treatments over the next twelve months.

David R. LaVance, the Company’s President and Chief Executive Officer, commented, “I am very pleased that we have commenced operations in the Permian Basin, an area where hydrogen sulfide is a major issue, and that we continue to expand our sales in the Uinta Basin. Establishing a production facility in Artesia, New Mexico will allow us to deliver Excelyte well maintenance treatments to customers in the northwestern region of the Permian Basin, a region that we believe offers tremendous opportunity for Excelyte well maintenance treatments. Each oil well that we treat should provide us with recurring revenue as we expect to continue treatments of the well throughout the well’s production life.”

The results to date for IET’s well maintenance treatments have shown that Excelyte reduces the level of hydrogen sulfide in oil wells faster than competing products, which IET believes is due, in part, to Excelyte’s ability to rapidly kill sulfide-producing bacteria. In addition, Excelyte’s naturally occurring properties make it easier to administer and more environmentally friendly than competing products. If a customer follows the suggested Excelyte treatment protocol, it can significantly reduce or essentially eliminate hydrogen sulfide from its oil wells.

Hydrogen sulfide is a toxic and corrosive chemical that frequently appears in oil and gas production. Excelyte acts as a hydrogen sulfide scavenger and as a biocide that kills sulfur-reducing bacteria, which are known to produce hydrogen sulfide. The Company’s down-hole well maintenance operations consist of treating oil production wells that contain hydrogen sulfide with regularly scheduled applications of Excelyte.

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd., is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc. All of the Company’s products and services are marketed and sold under the umbrella brand name, EcoTreatments™. The Company markets and sells its anolyte disinfecting solution under the Excelyte brand name, which is produced by the Company’s proprietary EcaFlo™ equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting.  Excelyte solutions are EPA-registered, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling. The products can be used anywhere there is a need to control pathogens, bacteria, viruses, and germs.  The Company’s EcaFlo equipment also produces a cleaning solution that the Company markets under the Catholyte Zero™ brand name. Catholyte Zero solutions are environmentally friendly cleansers and degreasers for janitorial, sanitation and food processing uses. To learn more, visit www.ecotreatments.com.

Forward-Looking Statements

Statements about the company's future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the company to successfully develop or acquire products and form new business relationships. Since these statements involve risks and uncertainties and are subject to change at any time, the company's actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies, Ltd.

Thomas S. Gifford

732-820-1415

tgifford@ietltd.net

Capitol Media Partners

Brad Chase

323-377-5653

chase@capitolmediapartners.com